EXHIBIT 3.3
CERTIFICATE OF DESIGNATIONS
OF
SERIES A CONVERTIBLE PREFERRED STOCK
OF
DIGITAL MUSIC GROUP, INC.

Pursuant to Section 151 of the
General Corporation Law of the State of
Delaware

          Digital Music Group, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies that the following resolutions were adopted by the Board of Directors of the Corporation on November 13, 2007, pursuant to authority of the Board of Directors as required by Section 151 of the General Corporation Law of the State of Delaware:
          Resolved, that pursuant to the authority granted to and vested in the Board of Directors of the Corporation (the “Board of Directors”) in accordance with the provisions of its Certificate of Incorporation, the Board of Directors hereby authorizes a series of the Corporation’s previously authorized preferred stock (the “Preferred Stock”), par value $0.01 per share, consisting of Four Hundred Eighty Eight Thousand Eight Hundred Thirty Three (488,833) shares of Preferred Stock, to be designated as the Corporation’s Series A Convertible Preferred Stock (the “Series A Preferred Stock”), and hereby fixes the relative rights, preferences, privileges, powers and restrictions thereof as follows:
     1. Dividends. Except as provided herein, the holders of Series A Preferred Stock shall not be entitled to receive any dividends. The Corporation shall not declare, pay or set aside any dividends on shares of Common Stock unless the holders of the Series A Preferred Stock then outstanding shall first receive, or simultaneously receive, a dividend in an amount equal to the dividend they would have received if all outstanding shares of Series A Preferred Stock (subject in each case to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares) had been converted into shares of Common Stock on the record date fixed for the payment of such dividend.
     2. Priority in Certain Payments and Distributions.
(a) Payments to Holders of Series A Preferred Stock Upon Liquidation, Dissolution or Winding Up of the Corporation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders (whether in cash, securities or other property), before any payment shall be made to the holders of Common Stock or any other class or series of stock ranking on liquidation junior to the Series A Preferred Stock by reason of their ownership thereof, an amount equal to the greater of (i) $55.70 per share (subject in each case to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares), plus any dividends declared pursuant to Subsection 1 above but unpaid thereon, and (ii) such amount per share as would have been payable had each share of the Series A Preferred Stock been converted into Common Stock pursuant to Subsection 4 below immediately prior to such liquidation, dissolution or winding up, plus any dividends declared pursuant to Subsection 1 above but unpaid thereon (the greater of (i) and (ii) is hereinafter referred to as the “Series A Liquidation Amount”). If, upon any such liquidation, dissolution or winding up of the Corporation, the remaining assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series A Preferred Stock, and any class or series of stock ranking on liquidation on a parity with the Series A Preferred Stock, the full amount to which such holders shall be entitled, the holders of shares of Series A Preferred Stock, and any class or series of stock ranking on liquidation on a parity with the Series A Preferred Stock, shall share ratably in any distribution of the remaining assets and funds of the Corporation in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.
(b) Payments to Holders of Junior Stock Upon Liquidation, Dissolution or Winding Up of the Corporation. After the payment of all preferential amounts required to be paid to the holders of the Series A Preferred Stock and any other class or series of stock of the Corporation ranking on liquidation senior to or on parity with the Series A Preferred Stock, upon the dissolution, liquidation or winding up of the Corporation, the holders of shares of Common Stock or any other class or series of stock ranking on liquidation junior to the Series A Preferred Stock then outstanding shall be entitled to receive the remaining assets and funds of the Corporation available for distribution to its stockholders.
(c) Payments and Distributions Upon Change of Control Event. For so long as any shares of Series A Preferred Stock remain outstanding, the Corporation shall not enter into or otherwise effect any transaction (or series of transactions) constituting a Change of Control Event (as defined below) unless (i) with respect to a Change of Control Event involving the sale or exclusive license of all or substantially all of the Corporation’s assets or intellectual property (pursuant to a single transaction or a series of transactions) the Corporation shall as promptly as practicable thereafter liquidate, dissolve and wind up the Corporation and distribute the assets of the Corporation (whether in cash, securities or other property) to the Corporation’s stockholders in accordance with Subsections 2(a) and 2(b) and (ii) with respect to a Change of Control Event involving a transaction in which the stockholders of the Corporation will receive consideration from an unrelated third party, the agreement governing such transaction (or series of transactions) provides that the consideration payable to the stockholders of the Corporation (whether in cash, securities or other property) shall be allocated among them in accordance with Subsections 2(a) and 2(b).

For purposes of this Section 2(c), a “Change of Control Event” shall mean any of the following:
     (A) a merger or consolidation in which: (1) the Corporation is a constituent party; or (2) a subsidiary of the Corporation is a constituent party, except in either case, any such merger or consolidation involving the Corporation or a subsidiary in which the holders of capital stock of the Corporation immediately prior to such merger or consolidation continue to hold immediately following such merger or consolidation, in approximately the same proportion as such shares were held immediately prior to such merger or consolidation, at least 51%, by voting power and economic interest, of the capital stock of (x) the surviving or resulting corporation or (y) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation;
     (B) the sale or exclusive license, in a single transaction or series of related transactions, by the Corporation of all or substantially all of the assets or intellectual property of the Corporation (except where such sale or exclusive license is to a wholly owned subsidiary of the Corporation); or
     (C) the sale, in a single transaction or series of related transactions, by the Corporation or its stockholders of more than 50% of the outstanding stock by voting power or economic interest (or securities convertible into stock) of the Corporation, except any such sale or series of sales in which the holders of capital stock of the Corporation immediately prior to such sale or sales continue to hold immediately following such sale or sales, in approximately the same proportion as such shares were held immediately prior to such sale or sales, at least 51%, by voting power and economic interest, of the capital stock of the Corporation.
     3. Voting.
(a) General Rights. On any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written action of stockholders in lieu of meeting), each holder of outstanding shares of Series A Preferred Stock shall be entitled to the number of votes equal to the number of whole shares of Common Stock into which the shares of Series A Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter. Except as provided by law or by the provisions of Subsection 2(c) above and Subsection 3(b) below, holders of Series A Preferred Stock shall vote together with the holders of Common Stock, and with the holders of any other series of Preferred Stock the terms of which so provide, as a single class.
(b) Separate Vote of Series A Preferred. For so long as any shares of Series A Preferred Stock remain outstanding, in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of at least a majority of the then outstanding Series A Preferred Stock, consenting or voting (as the case may be) separately as a class, shall be necessary for effecting or validating the following actions:

                    (i) Any amendment, alteration or repeal (including any amendment, alteration or repeal effected by a merger, consolidation or similar business combination) of any provision of the Certificate of Incorporation or the Bylaws of the Corporation (including any filing of a Certificate of Designation) that affects adversely the voting powers, preferences, dividends or other special rights or privileges, qualifications, limitations or restrictions of the Series A Preferred Stock;
                    (ii) Any increase or decrease (other than by redemption or conversion) in the authorized number of shares of Preferred Stock;
                    (iii) Any authorization or any designation, whether by reclassification or otherwise, of any new class or series of stock (or any other securities convertible into equity securities of the Corporation) ranking superior to or on a parity with the Series A Preferred Stock with respect to voting powers, preferences, dividends or the other special rights or privileges, qualifications or restrictions of the Series A Preferred Stock; or, if any such new class or series is consented to by the holders of Series A Preferred Stock, any subsequent increase in the authorized or designated number of any such new class or series;
                    (iv) Any reorganization, recapitalization or reclassification of the Corporation and its capital stock; or
                    (v) Any redemption or repurchase of any securities of the Corporation or rights to acquire securities of the Corporation (other than repurchases of Common Stock made in accordance with the terms of any applicable stock plan of the Corporation then in effect).
     4. Conversion.
The holders of the Series A Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):
(a) Right to Convert.
               (i) Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $55.70 by the Series A Conversion Price in effect at the time of conversion (the “Series A Conversion Rate”). The “Series A Conversion Price” shall initially be $5.57. Such initial Series A Conversion Price, and the rate at which shares of Series A Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below.
               (ii) In the event of a notice of redemption of any shares of Series A Preferred Stock pursuant to Section 5 hereof, the Conversion Rights of the shares designated for redemption shall terminate at the close of business on the last full day preceding the Redemption Date (as defined below), unless either (A) a Redemption

Right Termination occurs in which case the Corporation’s attempt to exercise the Redemption Right shall immediately terminate and become null and void and the Conversion Rights for such shares shall not terminate or (B) the Redemption Price (as defined below) is not paid on such Redemption Date, in which case the Conversion Rights for such shares shall continue until such price is paid in full. In the event of a liquidation, dissolution or winding up of the Corporation, the Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of Series A Preferred Stock. In the event of such a redemption or liquidation, dissolution or winding up, the Corporation shall provide to each holder of shares of Series A Preferred Stock notice of such redemption or liquidation, dissolution or winding up, which notice shall (x) be sent at least 30 days prior to the termination of the Conversion Rights and (y) state the amount per share of Series A Preferred Stock that will be paid or distributed on such redemption or liquidation, dissolution or winding up, as the case may be.
(b) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series A Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then effective Series A Conversion Price.
(c) Mechanics of Conversion.
               (i) In order for a holder of Series A Preferred Stock to convert shares of Series A Preferred Stock into shares of Common Stock, such holder shall surrender the certificate or certificates for such shares of Series A Preferred Stock, at the office of the transfer agent for the Series A Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of the Series A Preferred Stock represented by such certificate or certificates. Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his or its attorney duly authorized in writing. The date of receipt of such certificates and notice by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) shall be the conversion date (“Conversion Date”), and the shares of Common Stock issuable upon conversion of the shares represented by such certificate shall be deemed to be outstanding of record as of such date. The Corporation shall, as soon as practicable after the Conversion Date, issue and deliver at such office to such holder of Series A Preferred Stock, or to his or its nominees, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled, together with cash in lieu of any fraction of a share.
               (ii) The Corporation shall at all times when any Series A Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the conversion of the Series A Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Preferred Stock.
               (iii) All shares of Series A Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall immediately cease and terminate on the Conversion Date, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor and payment of any dividends declared or accrued pursuant to Subsection 1 above but unpaid thereon. Any shares of Series A Preferred Stock so converted shall be retired and cancelled and shall not be reissued, and the Corporation (without the need for stockholder action) may from time to time take such appropriate action as may be necessary to reduce the authorized number of shares of such series of Series A Preferred Stock accordingly.
               (iv) The Corporation shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Series A Preferred Stock pursuant to this Subsection 4. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Series A Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.
(d) Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time on or after the Original Issue Date for the Series A Preferred Stock effect a subdivision of the outstanding Common Stock or combine the outstanding shares of Series A Preferred Stock, the applicable Series A Conversion Price then in effect immediately before that subdivision or combination shall be proportionately decreased. If the Corporation shall at any time or from time to time after the Original Issue Date for the Series A Preferred Stock combine the outstanding shares of Common Stock or effect a subdivision of the outstanding shares of Series A Preferred Stock, the Series A Conversion Price then in effect immediately before the combination or subdivision shall be proportionately increased. Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective.
For purposes of this Subsection 4, the term “Original Issue Date” shall mean the date on which a share of Series A Preferred Stock, was first issued.
(e) Adjustment for Certain Dividends and Distributions. In the event the Corporation at any time, or from time to time on or after the Original Issue Date for the Series A Preferred Stock shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, then and in each such event the Series A Conversion Price then in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Series A Conversion Price then in effect by a fraction:
     (1) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and
     (2) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, that if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Series A Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Series A Conversion Price shall be adjusted pursuant to this paragraph as of the time of actual payment of such dividends or distributions; and provided further, however, that no such adjustment shall be made if the holders of Series A Preferred Stock simultaneously receive (i) a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Series A Preferred Stock had been converted into Common Stock on the date of such event or (ii) a dividend or other distribution of shares of Series A Preferred Stock which are convertible, as of the date of such event, into such number of shares of Common Stock as is equal to the number of additional shares of Common Stock being issued with respect to each share of Common Stock in such dividend or distribution.
(f) Adjustments for Other Dividends and Distributions. In the event the Corporation at any time or from time to time on or after the Original Issue Date for the Series A Preferred Stock shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation (other than shares of Common Stock) or in cash or other property, then and in each such event the holders of Series A Preferred Stock shall receive, simultaneously with the distribution to the holders of Common Stock, a dividend or other distribution of such securities, cash or other property in an amount equal to the amount of such securities, cash or other property as they would have received if all outstanding shares of Series A Preferred Stock had been converted into Common Stock on the date of such event or record date, as the case may be.
(g) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Series A Conversion Price pursuant to this Subsection 4, the Corporation at its expense shall, as promptly as reasonably practicable but in any event not later than 10 days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series A Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, as promptly as reasonably practicable after the written request at any time of any holder of Series A Preferred Stock (but in any event not later than 10 days thereafter), furnish or cause to be furnished to such holder a certificate setting forth the Series A Conversion Price then in effect.
(h) Notice of Record Date. In the event:
               (i) the Corporation shall take a record of the holders of its Common Stock (or other stock or securities at the time issuable upon conversion of the Series A Preferred Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of stock of any class or any other securities, or to receive any other right; or
               (ii) of any capital reorganization of the Corporation, any reclassification of the Common Stock of the Corporation, any consolidation or merger of the Corporation with or into another corporation (other than a consolidation or merger in which the Corporation is the surviving entity and its Common Stock is not converted into or exchanged for any other securities or property), or any transfer of all or substantially all of the assets of the Corporation; or
               (iii) of the voluntary or involuntary dissolution, liquidation or winding-up of the Corporation, then, and in each such case, the Corporation will send or cause to be sent to the holders of the Series A Preferred Stock a notice specifying, as the case may be, (i) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up is to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other stock or securities at the time issuable upon the conversion of the Series A Preferred Stock) shall be entitled to exchange their shares of Common Stock (or such other stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up. Such notice shall be sent at least 10 days prior to the record date or effective date for the event specified in such notice.
     5. Redemption.
(a) Optional Redemption. On any date commencing after the fifth anniversary of the Original Issue Date (the “Exercise Date”), so long as the Stock Price Requirement (as defined below) has been satisfied the Corporation, at the option of its Board of Directors or any duly authorized committee thereof, may exercise its right to redeem in whole, but not in part, all shares of Series A Preferred Stock then outstanding, upon delivery of a Redemption Notice (as defined below) in accordance with the requirements and subject to the conditions of Subsection 5(c) (the “Redemption Right”); provided, however, that if for any day during the period between the Exercise Date and the business day immediately preceding the Redemption Date, the closing price of the Corporation’s Common Stock on the applicable Trading Market (as defined below) is less than $8.50 (subject to adjustment for stock splits, combinations or stock dividends), then the Corporation’s attempt to exercise the Redemption Right in such instance shall immediately terminate and become null and void (a “Redemption Right Termination”)

and the Corporation shall not be entitled to exercise the Redemption Right again unless and until the Stock Price Requirement and the other requirements and conditions of this Subsection 5 are subsequently satisfied. Notwithstanding anything to the contrary contained in this Subsection 5 or elsewhere, holders of Series A Preferred Stock shall be entitled to convert their shares pursuant to Subsection 4 above up through the close of business on the business day immediately preceding the Redemption Date (as defined below) regardless of whether such holder exercises such right after the Corporation has exercised the Redemption Right or delivered a Redemption Notice.
For purposes of this Subsection 5, the “Stock Price Requirement” shall be satisfied if the average closing price of the Corporation’s Common Stock on the applicable Trading Market for the 30 day period immediately prior to the Exercise Date shall be greater than or equal to $10.00 (subject to adjustment for stock splits, combinations or stock dividends). For purposes of this Subsection 5, “Trading Market” shall mean any of the following markets, exchanges or systems on which the Corporation’s Common Stock is listed or quoted for trading for the 30 day period in question: the OTC Bulletin Board, the American Stock Exchange, the New York Stock Exchange, the Nasdaq National Market, the Nasdaq Global Market or the Nasdaq SmallCap Market.
(b) Redemption Price. The redemption price for shares of Series A Preferred Stock shall be $55.70 per share (subject in each case to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares), plus any dividends declared pursuant to Subsection 1 above but unpaid thereon (the “Redemption Price”).
(c) Notice of Redemption. No later than five business days after the Exercise Date, notice of redemption of shares of Series A Preferred Stock shall be mailed by first class mail, postage prepaid, addressed to the holders of record of such shares at their respective last addresses appearing on the stock register of the Corporation (the “Redemption Notice”). The Redemption notice shall be delivered at least 30 days and not more than 60 days before the date fixed for redemption. Each Redemption Notice shall state (i) the redemption date (the “Redemption Date”); (ii) the Redemption Price per share and the aggregate Redemption Price payable to such holder; (iii) the place or places where the certificates for such shares are to be surrendered for payment of the Redemption Price; and (iv) that dividends on the shares to be redeemed will cease to accrue on the Redemption Date. If a Redemption Right Termination occurs, the Corporation shall promptly give notice of such event to holders of record of shares of Series A Preferred Stock in the manner contemplated by this Subsection 5(c) for delivery of Redemption Notices.
(d) Surrender of Certificates; Payment. Unless a Redemption Right Termination has subsequently occurred or a holder of Series A Preferred Stock has exercised his, her or its right to convert such shares as provided in Subsection 4 hereof, on or before the respective Redemption Date, each holder of shares of Series A Preferred Stock shall surrender the certificate or certificates representing such shares to the Corporation, in the manner and at the place designated in the Redemption Notice, and thereupon the respective Redemption Price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled and retired.
(e) Rights Subsequent to Redemption. Unless a Redemption Right Termination has subsequently occurred or a holder of Series A Preferred Stock has exercised his, her or its right to convert such shares as provided in Subsection 4 hereof, if the Redemption Notice shall have been duly given, and if on the applicable Redemption Date the applicable Redemption Price payable upon redemption of the Series A Preferred Stock is paid or tendered for payment, then notwithstanding that the certificates evidencing any of the shares of Series A Preferred Stock called for redemption shall not have been surrendered, dividends with respect to such shares of Series A Preferred Stock shall cease to accrue after such respective Redemption Date and all rights with respect to such shares shall forthwith after the respective Redemption Date terminate, except only the right of the holders to receive the applicable Redemption Price without interest upon surrender of their certificate or certificates therefor.
(f) Redeemed or Otherwise Acquired Shares. Any shares of Series A Preferred Stock which are redeemed or otherwise acquired by the Corporation or any of its subsidiaries shall be automatically and immediately canceled and shall not be reissued, sold or transferred. Neither the Corporation nor any of its subsidiaries may exercise any voting or other rights granted to the holders of Series A Preferred Stock following redemption or repurchase.
     IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designations to be signed by its duly authorized officers on this the                      day of                                         , 2007.

Digital Music Group, Inc.